September 9, 2004

DOR BioPharma, Inc.
Lincoln Building
1691 Michigan Avenue
Suite 435
Miami, FL 33139

Ladies and Gentlemen:

We have acted as counsel to DOR BioPharma, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended (the "Act"), of the issuance and sale by the Company of up to 5,282,743 shares (the "Shares") of the Company’s common stock, $0.001 par value per share (the "Common Stock"), pursuant to the DOR BioPharma, Inc. Amended and Restated 1995 Omnibus Incentive Plan (the "Plan"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of the Company. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:
  The Certificate of Incorporation of the Company, as amended;
  The By-laws of the Company, as amended;
  Resolutions adopted by the Board of Directors of the Company relating to the Plan and the Registration Statement;
  The Plan;
  A form of stock option agreement under the Plan; and
  Such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.
In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

Based upon and subject to the foregoing, it is our opinion that, when the Shares are issued and delivered by the Company and paid for in accordance with the terms of the Plan and the applicable stock option agreement, the Shares will be validly issued, fully paid and nonassessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such laws. We do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Katten Muchin Zavis Rosenman

KATTEN MUCHIN ZAVIS ROSENMAN